This merger involves an offer of securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its directors are residents of a foreign country.  You may not be able to sue a foreign company or its directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

For Immediate Release

May 10, 2010

Issuer of Real Estate Investment Fund:
Company Name: United Urban Investment Corporation
(Securities Code: 8960)
Address: 4-3-1, Toranomon, Minato-ku, Tokyo
Name of Representative: Yasuhiro Tanaka, Executive Officer

Asset Management Company:
Company Name: Japan REIT Advisors Co., Ltd.
Name of Representative: Hisamitsu Abe, Chairman of the Board, CEO and COO
Direct your inquiries to: Kenichi Natsume, Chief Financial Officer (Telephone: +81-3-5402-3189)

Issuer of Real Estate Investment Fund:
Company Name: Nippon Commercial Investment Corporation
(Securities Code: 3229)
Address: 1-14-1, Kanda-Jinbocho, Chiyoda-ku, Tokyo
Name of Representative: Tomohiro Makino, Executive Director

Asset Management Company:
Company Name: Pacific Commercial Corporation
Name of Representative: Tetsuya Saito, Chief Executive Officer and President
Direct your inquiries to: Yutaka Nakamura, Financial Planning Division (Telephone: +81-3-3518-0288)

Notification with Respect to the Execution of a Merger Agreement between United Urban Investment Corporation
and Nippon Commercial Investment Corporation

United Urban Investment Corporation (“UUR”) and Nippon Commercial Investment Corporation (“NCI”), as announced in the press release entitled “Notification with Respect to the Execution of a Memorandum of Understanding concerning a Merger between United Urban Investment Corporation and Nippon Commercial Investment Corporation” dated April 22, 2010, entered into a memorandum of understanding concerning a merger between UUR and NCI (the “Memorandum of Understanding”).  As a result of continued discussions conducted thus far in good faith based upon this Memorandum of Understanding, both UUR and NCI resolved, at their respective meetings of the Board of Directors held as of the date hereof, to conduct a merger of UUR and NCI (the “Merger”) with December 1, 2010 as the effective date (the “Effective Date”) and executed a merger agreement (the “Merger Agreement”) dated May 10, 2010.  In connection with the foregoing, we would like to provide notice of the following.
Furthermore, the Merger is conditional upon NCI obtaining approval of the Merger at its general meeting of unitholders and approval of termination of the investment management agreement between NCI and PCC, in addition to UUR obtaining approval of changes to internal rules, among other proposals at its general meeting of unitholders (please refer to “3. (5) Major Preconditions regarding the Implementation of the Merger” below).

1.	Background and Purpose of the Merger

NCI and its asset management company Pacific Commercial Corporation (“PCC”), subsequent to the petition of Pacific Holdings, Inc. (“PHI”), PCC’s parent company, for reorganization under the Corporate Reorganization Act of Japan (the “Reorganization Act”) in March 2009, conducted various evaluations, including the transfer of all of the issued and outstanding shares of common stock of PCC (the “Common Stock of PCC”) to new shareholder(s) (sponsor(s)) by placing highest importance on the interests of the unitholders of NCI and the continued support from NCI’s major financial institutions, and by holding the protection of the stability of the financial strength of NCI and the realization of new growth strategies as its foremost priority.  As a result, as of April 22, 2010, both UUR and NCI agreed to enter into the Memorandum of Understanding on basic matters with respect to the Merger.

The background which led to this memorandum of understanding is that both NCI and UUR agreed that the implementation of the Merger would be likely to have sufficient synergy effects with respect to asset management including increased asset value, increased portfolio quality attendant with the increased asset value, and improved stability of revenue due to more diversity in properties/regions/tenants of the merged investment corporation, among others.  Furthermore, following the Merger, NCI and UUR hold the same expectations of improving flexibility to rebalance the portfolio through future property sales and other transactions by improving liquidity of investment units and by utilizing of “negative goodwill.”

Following this, as a result of continued further discussion regarding the Merger, it was determined that the preconditions necessary for the execution of the Merger Agreement as set forth in the Memorandum of Understanding have been fulfilled, and the Merger Agreement was executed as of the date hereof.

Following the Merger, the Surviving Company after the Merger (as defined below), UUR, as an integrated REIT corporation, will have one of the largest asset values on the J-REIT market.  In addition to increased brand power and recognition, UUR aims to establish itself as a leader in the J-REIT market.

As described in the press release entitled “Notification with Respect to a Share Acquisition (Execution of a Share Transfer Agreement making Pacific Commercial Corporation a wholly-owned subsidiary of Japan REIT Advisors Co., Ltd.)” released by UUR and Japan REIT

Advisors Co., Ltd. (“JRA”) as of the date hereof and the press release entitled “Notification with Respect to the Execution of a Share Transfer Agreement concerning Transfer of Shares of Asset Management Company (Change of Parent Company)” released by NCI and PCC as of the date hereof, the trustee of PHI executed a share transfer agreement with PCC (the “Share Transfer Agreement”).  Under this Share Transfer Agreement, UUR’s asset management company, JRA is to receive from PCC’s parent company, PHI, the Common Stock of PCC held by PHI as of June 30, 2010.

2.	Impact of the Merger on Cash Distribution per Investment Unit

The impact of the Merger on cash distribution per investment unit has not yet been determined at this time.  We intend to disclose the information upon determination.

3.	Summary of the Merger

(1)	Schedule of the Merger

a.	UUR

Meeting of the Board of Directors (Approval of the Merger Agreement)	May 10, 2010
Execution of the Merger Agreement	May 10, 2010
General meeting of unitholders	June 29, 2010 (scheduled)
Record date of the Division of Units	November 30, 2010 (scheduled)
Effective Date of the Division of Units Effective Date of the Merger	December 1, 2010 (scheduled)
Date of registration of the Merger	December 2010 (scheduled)

(Note)
UUR has decided to implement the Merger without obtaining approval at a general meeting of its unitholders as defined in Article 149-7, Paragraph 1 of the Act on Investment Trust and Investment Corporations of Japan (Act No. 198 of 1951, as amended) (the “Investment Trust Act”), in accordance with “simplified merger” procedures pursuant to Article 149-7, Paragraph 2 of the Investment Trust Act.  Accordingly, at the general meeting of unitholders of UUR above, agenda regarding approval of the merger agreement (the “Merger Agreement”) pertaining to the Merger will not be submitted, and agenda regarding changes to internal rules (kiyaku), among other agenda, are scheduled to be submitted.  However, as described in “3. (4) Changes in Internal Rules of the Surviving Company after the Merger and Contents Thereof” below, contents of the changes to the internal rules of UUR have not yet been determined at this time but will be disclosed upon determination.

b.	NCI

Meeting of the Board of Directors (Approval of the Merger Agreement)	May 10, 2010
Execution of the Merger Agreement	May 10, 2010
General meeting of unitholders	June 25, 2010 (scheduled)
Date of delisting	November 26, 2010 (scheduled)
Effective Date of the Merger	December 1, 2010 (scheduled)
Date of registration of the Merger	December 2010 (scheduled)

As described in the press release entitled “Notification with Respect to the Division of Units” released by UUR as of the date hereof, as a measure to prevent fractional numbers constituting less than one unit being allocated to each NCI unitholder as a result of the Merger, UUR will divide each UUR unit held by unitholders as listed or recorded on the final unitholders register of UUR as of the day prior to the Effective Date of the Merger, into six (6) units on the Effective Date (the “Division of Units”), and the UUR’s Board of Directors resolved at its meeting held on May 10, 2010 to conduct the Division of Units.

(2)	Method of the Merger

The Merger will be conducted as described in the press release entitled “Notification with Respect to the Execution of a Memorandum of Understanding concerning a Merger between United Urban Investment Corporation and Nippon Commercial Investment Corporation” dated as of April 22, 2010, through an “absorption-type merger” method (kyushu gappei houshiki) under which UUR will remain as a surviving company (the “Surviving Company after the Merger”) and NCI will be dissolved as an absorbed company (the “Absorbed Company after the Merger”).

(3)	Allocation of Units in the Merger

a.	Allocation of New Units

As described in the press release entitled “Notification with Respect to the Division of Units” released by UUR as of the date hereof, as a measure to prevent fractional units being allocated to NCI unitholders, through the Division of Units, UUR shall split each UUR unit held by unitholders as listed or recorded on the final unitholders register of UUR as of the day prior to the Effective Date of the Merger, into six (6) units on the Effective Date.  On the assumption that the Division of Units would become effective, UUR will allocate its units at an allocation ratio of one (1) UUR unit as consideration per one (1) NCI unit following the Division of Units.  For further details regarding the Division of Units, please refer to the press release entitled “Notification with Respect to the Division of Units” released by UUR as of the date hereof.

Name of Company	United Urban Investment Corporation (Surviving Company after the Merger)	Nippon Commercial Investment Corporation (Absorbed Company after the Merger)
Details of allocation of units in the Merger	1	Units following the split:	1
		(Units prior to the split:	1/6)

Number of new UUR units to be issued in accordance with the Merger (after the Division of Units):	257,400 units (see note)

(Note)              This figure is based on the assumption that (i) there is no change in the number of units of UUR or NCI, and (ii) NCI has not received any unit buyback requests pursuant to Article 149-3 of the Investment Trust Act, between now and the Effective Date.

b.	Issuance of a Merger Payment

UUR will, within a reasonable period of time following the Effective Date of the Merger, make a merger payment to NCI unitholders for the business period of NCI ending the day prior to the Effective Date of the Merger, in place of cash distribution, to those listed or recorded on the final unitholders register of NCI as of the day prior to the Effective Date of the Merger (excluding NCI unitholders who requested unit buybacks of their units pursuant to the regulations of UUR, NCI and Article 149-3 of the Investment Trust Act), of an amount equivalent to monetary distributions of NCI in relation to the same business period.

(4)	Changes in Internal Rules of the Surviving Company after the Merger and Contents Thereof

As described in “3. (1) Schedule of the Merger” above, agenda such as changes to internal rules (kiyaku) are scheduled to be submitted at the general meeting of unitholders of UUR.  However, the contents of the changes to the internal rules have not yet been determined at this time but will be disclosed upon determination.

(5)	Major Preconditions regarding the Implementation of the Merger

Under the Merger Agreement, if the following conditions from (i) through (vi), among others, have not been fulfilled by the date prior to the Effective Date, UUR and NCI may terminate the Merger Agreement:

(i)	The transfer of PCC shares based on the Share Transfer Agreement has been completed.

(ii)
Consent from the financial institutions, and other institutions, from which UUR and NCI have loans for the release of the collaterals which have been put in place in relation to the Merger and the loans to NCI.

(iii)	With respect to borrowings payable by NCI, implementation of the refinancing of such borrowings with respect to whose terms UUR is reasonably satisfied prior to the repayment date.

(iv)	It is reasonably confirmed that, filing of a registration statement on Form F-4 is not required under the U.S. securities laws.

(v)
Completion of approval of each of the general meetings of unitholders of UUR and NCI, and acquisition of permission and authorization in accordance with other applicable laws, regulations and internal rules, among others.

(vi)	Agreement on termination of the investment management agreement between NCI and PCC.

4.	Basis of the Calculation of the Merger

(1)	Basis and Background of the Calculation

Basis and Background of the Calculation are as described in the press release entitled “Notification with Respect to the Execution of a Memorandum of Understanding concerning a Merger between United Urban Investment Corporation and Nippon Commercial Investment Corporation” dated as of April 22, 2010.

(2)	Relationship with the Appraisers

Relationship with the Appraisers is as described in the press release entitled “Notification with Respect to the Execution of a Memorandum of Understanding concerning a Merger between United Urban Investment Corporation and Nippon Commercial Investment Corporation” dated as of April 22, 2010.

(3)	Expected Delisting and Reasons Thereof

As described in the press release entitled “Notification with Respect to the Execution of a Memorandum of Understanding concerning a Merger between United Urban Investment Corporation and Nippon Commercial Investment Corporation” dated as of April 22, 2010, the Merger will be conducted through an absorption-type merger method (kyushu gappei houshiki) under which UUR will remain as the Surviving Company after the Merger and NCI will be dissolved pursuant to Article 143 of the Investment Trust Act.  Accordingly, the investment units issued by NCI are expected to be delisted pursuant to the delisting standards of the Tokyo Stock Exchange on November 26, 2010, three business days prior to the Effective Date of the Merger.

(4)	Measures to Ensure Fairness

Measures to Ensure Fairness is as described in the press release entitled “Notification with Respect to the Execution of a Memorandum of Understanding concerning a Merger between United Urban Investment Corporation and Nippon Commercial Investment Corporation” dated as of April 22, 2010.

5.	Description of Parties to the Merger

		Surviving Company after the Merger		Absorbed Company after the Merger
(1)	Corporate Name	United Urban Investment Corporation		Nippon Commercial Investment Corporation
(2)	Address	4-3-1, Toranomon, Minato-ku, Tokyo		1-14-1, Kanda-Jinbocho, Chiyoda-ku, Tokyo
(3)	Name of Executive Officer	Yasuhiro Tanaka, Executive Officer		Tomohiro Makino, Executive Director
(4)	Total Unitholders' Equity	JPY108,310 million		JPY116,753 million
(5)	Date of Incorporation	November 4, 2003		February 22, 2006
(6)	Total Number of Investment Units Issued and Outstanding	201,300 units		257,400 units
(7)	Fiscal Period	End of May and November of each year		End of February and August of each year
(8)	Major Investment Assets	Beneficial interest in real estate trust, real estate		Beneficial interest in real estate trust, real estate
(9)	Properties Owned	Retail properties:	13	Office buildings:	27
	(as of April 22, 2010)	Office buildings:	8	Retail properties:	10
		Hotels:	4	Total:	37
		Residential properties:	22
		Complexes:	2
		Others:	1
		Total:	50
(10)	Book Value at End of	Retail properties:	68.4 billion	Office buildings:	167.2 billion
	Fiscal Period (Note)	Office buildings:	41.5 billion	Retail properties:	80.2 billion
	(Unit: JPY)	Hotels:	31.4 billion	Total:	247.4 billion

		Residential properties:	32.5 billion
		Complexes:	36.3 billion
		Others:	1.9 billion
		Total:	212.3 billion
(11)	Major Banks	The Sumitomo Trust and Banking Co., Ltd.		Sumitomo Mitsui Banking Corporation
		The Bank of Tokyo-Mitsubishi UFJ, Ltd.		Aozora Bank, Ltd.
		Mizuho Corporate Bank, Ltd.		The Norinchukin Bank
		Sumitomo Mitsui Banking Corporation		The Sumitomo Trust and Banking Co., Ltd.
(12)	Major Investors and Investment Unit Holding Ratio (Note)	Japan Trustee Services Bank, Ltd. (Trust Account)	8.47%	NikkoCiti Trust and Banking Corporation (Investment Trust Account)	7.69%
		NikkoCiti Trust and Banking Corporation (Investment Trust Account)	8.12%	Goldman Sachs International	6.57%
		Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	7.32%	Japan Trustee Services Bank, Ltd. (Trust Account)	5.13%
		The Master Trust Bank of Japan, Ltd. (Trust Account)	5.33%	Pacific Holdings, Inc. in Reorganization	4.82%
		The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	3.56%	Deutsche Bank AG London-PB Non-Treaty Clients 613	3.99%
(13)	Name of Asset Management Company	Japan REIT Advisors Co., Ltd.		Pacific Commercial Corporation
(14)	Address of Asset Management Company	4-3-1, Toranomon, Minato-ku, Tokyo		1-14-1, Kanda-Jinbocho, Chiyoda-ku, Tokyo
(15)	Name and Title of Representative of Asset Management Company	Hisamitsu Abe, Chairman of the Board, CEO and COO		Tetsuya Saito, Chief Executive Officer and President
(16)	Relationship between the Parties to the Merger
There are no capital, personnel or transactional relationships among UUR, NCI and their respective asset management companies, which should be mentioned.  In addition, UUR, NCI and their respective asset management companies are not considered related parties.

(Note)
The information above is based on the book values and the status of investors at the end of the fiscal period as of November 30, 2009 for UUR and February 28, 2010 for NCI.  The book values at the end of the fiscal period have been truncated to whole units in JPY and investment unit holding ratios have been rounded to the nearest tenth.

6.	Status of Asset Management for the Most Recent Three Operating Periods

(Unit: millions of JPY, unless otherwise specified)

	United Urban Investment Corporation (Surviving Company after the Merger)			Nippon Commercial Investment Corporation (Absorbed Company after the Merger)
Fiscal Period Ended:	Nov. 2008	May 2009	Nov. 2009	Feb. 2009	Aug. 2009	Feb. 2010
Operating revenues	8,028	8,393	8,427	8,610	8,453	7,816
Operating income	4,176	4,464	4,335	3,839	4,599	2,694
Ordinary income	3,360	3,684	3,515	2,337	2,278	484
Net income	3,359	3,683	3,514	2,341	2,272	482
Net income per unit (JPY)	17,155	18,297	17,458	9,096	8,830	1,875
Cash distribution per unit (JPY)	16,691	18,297	17,459	9,097	8,830	1,876
Net asset per unit (JPY)	554,746	556,352	555,514	461,860	461,819	455,008

Total assets	111,670	111,993	111,825	118,882	118,872	117,119
Total unitholders’ equity	229,132	231,234	230,751	284,354	277,614	268,187

7.	Post-Merger Situation

(1)	Situation of Surviving Company

Surviving Company after the Merger
(1)	Corporate Name	United Urban Investment Corporation
(2)	Address	4-3-1, Toranomon, Minato-ku, Tokyo
(3)	Name of Executive Officer	Yasuhiro Tanaka, Executive Officer
(4)	Total Unitholders’ Equity	It has not yet been determined at this time but will be disclosed upon determination.
(5)	Fiscal Period	May and November of each year
(6)	Net Assets	It has not yet been determined at this time but will be disclosed upon determination.
(7)	Total Assets	It has not yet been determined at this time but will be disclosed upon determination.
(8)	Name of Asset Management Company	Japan REIT Advisors Co., Ltd.
(9)	Address of Asset Management Company	4-3-1, Toranomon, Minato-ku, Tokyo
(10)	Name and Title of Representative of Asset Management Company	Hisamitsu Abe, Chairman of the Board, CEO and COO

(2)	Major Investors and Investment Unit Holding Ratio before and after the Merger

Before the Merger
UUR (as of November 30, 2009)		NCI (as of February 28, 2010)
Japan Trustee Services Bank, Ltd. (Trust Account)	8.47%	NikkoCiti Trust and Banking Corporation (Investment Trust Account) (Note 1)	7.69%
NikkoCiti Trust and Banking Corporation (Investment Trust Account) (Note 1)	8.12%	Goldman Sachs International	6.57%
Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	7.32%	Japan Trustee Services Bank, Ltd. (Trust Account)	5.13%
The Master Trust Bank of Japan, Ltd. (Trust Account)	5.33%	Pacific Holdings, Inc. in Reorganization	4.82%
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	3.56%	Deutsche Bank AG London-PB Non-Treaty Clients 613	3.99%
The Fuji Fire and Marine Insurance Co., Ltd.	3.52%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	3.71%
The Bank of Ikeda, Ltd.	2.77%	Northern Trust Company (AVFC) Sub-account American Client	3.49%
North Pacific Bank, Ltd.	2.30%	The Master Trust Bank of Japan Ltd. (Trust Account)	3.31%
Merrill Lynch Japan Securities Co., Ltd.	2.19%	The Fuji Fire and Marine Insurance Co., Ltd.	3.16%
The Bank of New York, Treaty JASDEC Account	2.11%	BNP Paribas Securities Services Singapore/ BP2S Sydney/JASDEC/Australian Residents	2.51%

After the Merger (Simple aggregation after taking into consideration of the Merger Ratio)
NCT Trust and Banking Corporation (Investment Trust Account) (Note 1)	8.04%
Japan Trustee Services Bank, Ltd. (Trust Account)	7.88%
Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	6.15%
The Master Trust Bank of Japan, Ltd. (Trust Account)	4.97%
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	3.59%
The Fuji Fire and Marine Insurance Co., Ltd.	3.46%
The Bank of Ikeda, Ltd.	2.28%
North Pacific Bank, Ltd.	1.89%
Merrill Lynch Japan Securities Company, Limited	1.81%
The Bank of New York, Treaty JASDEC Account	1.74%

(Note 1)	NikkoCiti Trust and Banking Corporation has changed its trade name to NCT Trust and Banking Corporation as of March 1, 2010.

(Note 2)	The above figures have been rounded to the nearest tenth.

(3)	Changes in Investment Management Agreements and Contents Thereof

UUR plans to continue to entrust its asset management business after the Merger to JRA to which it currently entrusts its asset management business.  Changes in the investment management agreement between UUR and JRA have not yet been determined at this time but will be disclosed upon determination.  In addition, NCI plans to terminate its investment management agreement with PCC on the Effective Date of the Merger, upon obtaining approval at the meeting of unitholders of NCI.

(4)	Changes in Investment Policies and Contents Thereof

This has not yet been determined at this time but will be disclosed upon determination.

(5)	Changes in Details of Agreements with Sponsors, etc. and Contents Thereof

There is no agreement into which UUR has entered with its sponsors, among other entities, at this time.  In addition, the support line agreement into which NCI has entered among PHI, Pacific Properties Investment Corporation (corporation under the Reorganization Act) (former trade name: Pacific Properties Investment Inc.) and PCC is scheduled to be terminated on the date of implementation of the Share Transfer.

8.	Summary of Accounting Procedures

The Merger assumes that the purchase method would be applied based on the understanding that the Merger falls under the acquisition under the Accounting Standards for Business Combination (Accounting Standards for Business Enterprises No. 21, amended on December 26, 2008).  In addition, negative goodwill, the amount of which has not yet been determined at this time, is expected to be incurred as a result of the Merger.  We will disclose such amount upon determination.

9.	Future Outlook

With respect to the future outlook after the Merger, such as forecasts of investment results, this has not yet been determined at this time but we will disclose such information upon determination.  In addition, the impact of the execution of the Merger Agreement on the investment results of UUR for the fiscal period ending May 31, 2010 (December 1, 2009 through May 31, 2010) is expected to be insignificant.  Accordingly, UUR will not revise the forecast of its investment results.  Please refer to the press release entitled “Notice of Revision to Management Forecasts for the Fiscal Period Ending August 2010 (Ninth Fiscal Period)” dated as of May 10, 2010 for the impact on the investment results of NCI for the fiscal period ending August 31, 2010 (February 1, 2010 through August 31, 2010).

 (End of Document)

*	Location at which this document is distributed:

•	The Kabuto Club

•	The Ministry of Land, Infrastructure, Transport and Tourism Press Club

•	The Ministry of Land, Infrastructure, Transport and Tourism Press Club for Construction Publications

*	Website addresses of UUR and NCI:

•	United Urban Investment Corporation:	http://www.united-reit.co.jp

•	Nippon Commercial Investment Corporation:	http://www.nci-reit.co.jp